Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

RABBIT HILL HOLDINGS, INC.

FIRST: The name of this corporation is Rabbit Hill Holdings, Inc.

SECOND: The Registered Office of this corporation in the State of Delaware is:

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

New Castle County

The Registered Agent at such address is:

The Corporation Trust Company

THIRD: The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. In general, this corporation shall possess and may exercise all of the powers and privileges granted by the General Corporation Law of Delaware or by any other law of the State of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of this corporation.

FOURTH: The total number of shares of stock which this corporation shall have authority to issue is One Thousand Shares (1,000) with $.01 par value.

FIFTH: The name and mailing address of the incorporator are as follows:

Susan J. Kadin

White and Williams, LLP

1800 One Liberty Place

Philadelphia, PA 19103-7395

The name and mailing address of each person who is to serve as director until the first annual meeting of the stockholders or until his successor is elected and qualified, is as follows:

Camillo M. Santomero, III

Rabbit Hill

Sarles Street

Mount Kisco, NY 10549

SIXTH: The directors of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Sixth Article shall not eliminate or limit the liability of a director:

(a)	For any breach of the director’s duty of loyalty to the corporation or its stockholders;

(b)	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)	Under Section 174 of the General Corporation Law of Delaware; or

(d)	For any transaction from which the director derived an improper personal benefit.

Any repeal or modification to this Sixth Article by the stockholders of the corporation shall not adversely affect any right or protection of any director of the corporation existing at the time of, or for, or with respect to, any acts or omissions occurring before such repeal or modification.

SEVENTH: The corporation is to have perpetual existence.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 26th day of April, 1999.

/s/ Susan J. Kadin
Susan J. Kadin White and Williams LLP 1800 One Liberty Place Philadelphia, PA 19103-7395